EXHIBIT 15.1
ACCOUNTANTS’ ACKNOWLEDGMENT

We hereby acknowledge our awareness of the use of our report dated October 27, 2021, included within the Quarterly Report on Form 10-Q of Universal Insurance Holdings, Inc. for the quarter ended September 30, 2021, in Registration Statement number 333-185484 on Form S-3 and Registration Statement numbers 333-163564, 333-174125, 333-181994, 333-189122, 333-203866, 333-215750, 333-238314, and 333-257896 on Form S-8.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ Plante & Moran, PLLC

Chicago Illinois
October 27, 2021